STOCK PURCHASE AGREEMENT

September [4], 2024

THIS STOCK PURCHASE AGREEMENT (this "***Agreement***") is made as of the date first set forth above, by and between Todd R. White ("***Seller***"), and Focused Compounding Fund, LP, a Delaware limited partnership (the "***Buyer***"). Seller and Buyer are sometimes hereinafter referred to as the "***Parties***" or individually as a "***Party***".

WHEREAS, Seller will resign as Chief Financial Officer of Parks! America, Inc. (the "***Company***"), effective December 31, 2024 (the "***Resignation Date***"), provided that the Board of Directors of the Company and the Seller may mutually agree to end Seller's employment as Chief Financial Officer of the Company prior to the Resignation Date;

WHEREAS, Seller is the beneficial owner of 1,344,555 shares of the Company's common stock, par value $0.001 per share ("***Common Stock***"), of which (x) 934,205 shares are held in book-entry form with Securities Transfer Corporation ("***STC***"), the Company's transfer agent (the "***Book-Entry Shares***"), and (y) 410,350 shares are held in a joint brokerage account owned by Seller and Seller's spouse, Lisa Hill White ("***Seller's Spouse***"), at Fidelity Investments (the "***Brokerage Account Shares***," together with the Book-Entry Shares, the "***Shares***"); and

WHEREAS, in connection with his resignation as Chief Financial Officer of the Company, Seller desires to sell to the Buyer, and the Buyer desires to purchase from Seller, the Shares in accordance with the terms and conditions of this Agreement, free and clear of any liens, claims, charges, rights, encumbrances, security interests, options, warrants or other agreements of any kind outstanding (collectively, "***Liens***").

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows:

1. **Purchase and Sale of Shares**.

1.1 Sale of Shares. Subject to the provisions of this Agreement, Seller does hereby grant, sell and deliver to the Buyer, and the Buyer does hereby purchase and accept from Seller, all of the Shares, free and clear of all Liens.

1.2 Purchase Price; Payment. The purchase price for the Shares shall be $0.40 per share, for an aggregate of $537,822 (the "***Purchase Price***"), payable to Seller in cash at the Closing (as hereinafter defined).

1.3 Closing. The closing of the transactions contemplated by this Agreement (the "***Closing***") shall occur on September [5], 2024 (and shall be deemed effective for all accounting and tax purposes as of 12:01 A.M., Eastern Time, on September [5], 2024). At the Closing, (i) the Buyer shall deliver to Seller a cash payment equal to the Purchase Price to the bank account designated by Seller in writing; and (ii) the Seller shall, and shall cause Seller's Spouse to, take all actions, and execute and deliver all such documents and instruments, necessary (or as may be reasonably requested by the Buyer) to transfer the Shares to the Buyer.

TW

2. **Representations and Warranties of Seller**. Seller hereby represents and warrants to the Buyer the following:

2.1 Seller is the sole beneficial owner of the Shares, with the Book-Entry Shares being held with STC and the Brokerage Account Shares being held in the joint brokerage account owned by Seller and Seller's Spouse at Fidelity Investments.

2.2 Upon sale of the Shares by Seller to the Buyer at the Closing as contemplated by this Agreement, Seller shall have transferred to the Buyer good and marketable title to all of such Shares, free and clear of all Liens.

2.3 Seller has all requisite power, authority, and capacity to enter into this Agreement, and Seller's execution, delivery and performance of this Agreement do not conflict with, violate or result in the breach of, or create any Lien on the Shares pursuant to any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Shares are bound.

2.4 This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions.

2.5 Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merit, risks and suitability of the sale of the Shares and is consummating the sale with a full understanding of the terms of this Agreement and the risks inherent to his sale of the Shares, and Seller willingly assumes such terms and risks.

2.6 Seller has reviewed the Company's Annual Report on Form 10-K for the fiscal year ended October 1, 2023, all subsequent public filings of the Company with the Securities and Exchange Commission, other available information regarding the Company, and such other information that he and his advisers deem necessary to make his own decision regarding the sale of the Shares without reliance on any representation or warranty of, or advice from, the Buyer.

2.7 The Buyer has not been requested to provide, and has not provided, Seller with any information or advice with respect to the sale of the Shares, nor is such information or advice necessary or desired.

2.8 Seller acknowledges and understands that the Buyer may possess material nonpublic information regarding the Company not known to Seller that may impact the value of the Shares, including, without limitation, information regarding the Company's performance, financial condition, planned acquisition or disposition of material assets of the Company, planned entry into material contracts or other material transactions that may be under consideration by the Company and any information the Buyer has otherwise received on a confidential basis, (collectively, the "**Information**"), and that the Buyer is not disclosing the Information to Seller. Seller understands, based on his experience, the disadvantage to which Seller may be subject due to the disparity of information between Seller and the Buyer. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the sale of the Shares.

TW

2.9 Seller agrees that none of the Buyer, its affiliates, directors, officers, employees and agents shall have any liability to Seller whatsoever due to or in connection with the Buyer's non-disclosure of the Information or otherwise as a result of the sale of the Shares, and Seller hereby irrevocably waives any claim that it might have based on the Buyer's non-disclosure of any Information.

2.10 Seller has had an opportunity to review the federal, state, local, and foreign tax consequences of Seller's sale of the Shares to the Buyer. Seller understands that nothing in this Agreement or in any other materials presented to Seller in connection herewith, including the Company's financial statements, or Seller's other agreements under this Agreement constitutes legal, tax, or investment advice. Seller has consulted or has had the opportunity to consult such legal, tax, and investment advisors as Seller, in the Seller's sole discretion, has deemed necessary or appropriate in connection with the sale of the Shares under this Agreement and is relying solely on any of its own such advisors and not on any statements or representations of the Buyer or any of its agents. **SELLER ACKNOWLEDGES THAT SELLER WILL BE RESPONSIBLE FOR SELLER'S OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF SELLER'S SALE OF THE SHARES TO THE BUYER AND RECEIPT OF THE PURCHASE PRICE.**

2.11 Seller acknowledges that the Buyer is relying on Seller's representations, warranties, acknowledgments, and agreements in this Agreement as a condition of proceeding to acquire the Shares pursuant to this Agreement and that without such representations, warranties and agreements, the Buyer would not enter into this Agreement or acquire the Shares.

3. **Miscellaneous**.

3.1 Further Cooperation. At any time and from time to time, upon the reasonable request of a Party, the Parties agree to do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further documents, exhibits, and instruments as may be reasonably necessary to document or give effect to any of the transactions contemplated by this Agreement.

3.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements, and undertaking of every kind and nature among them with respect to the subject matter hereof, and neither Party shall be bound by any condition, definition, warranty, or representation other than expressly provided for in this Agreement.

3.3 Expenses. Each Party will pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

3.4 Successors and Assigns. This Agreement and all its rights, duties, and obligations shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, executors and assigns.

3.5 Governing Law. This Agreement shall be governed by, interpreted, construed and enforced in accordance with the internal laws of the State of Nevada, without giving effect to its conflict of laws principles.

3.6 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire agreement shall not be affected thereby.

3.7 Counterparts. This Agreement may be executed electronically (e.g., DocuSign) and in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[*Signature page follows.*]

TW

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

FOCUSED COMPOUNDING FUND, LP

By: Andrew M. Kuhn
Name: Andrew M. Kuhn
Title: Managing Member

SELLER:

By: Todd R White
Name: Todd R. White

TRW